Exhibit 99.1

JaMES FLYNN joins arca biopharma board of directors

Westminster, CO, December 19, 2022 – ARCA biopharma, Inc. (Nasdaq: ABIO) today announced that James Flynn has joined its Board of Directors.

“We are pleased to welcome James Flynn to our Board,” said Robert E. Conway, Chairman of ARCA’s Board of Directors. “We appreciate his participation and input on the Company’s Board of Directors, including our process for evaluating strategic options for the Company.”

Mr. Flynn is currently a Managing Member and Portfolio Manager of Nerium Capital LLC, an investment adviser he founded in 2021. Nerium Capital LLC is the General Partner of Nerium Partners LP, a healthcare focused investment partnership. Mr. Flynn also currently serves as a Board Member for Axiom Health, a provider of software and big-data solutions to the healthcare industry, since 2022, and has been an advisor to the company since 2020. From 2017 to 2018, Mr. Flynn worked as a therapeutics analyst at Aptigon Capital (a Citadel Company), an investment firm. Prior to that, from 2003 to 2017, Mr. Flynn served in various roles at Amici Capital, LLC, an investment firm, including healthcare portfolio manager (2008 to 2017). From 2002 to 2003, Mr. Flynn worked in the credit research/high yield group at Putnam Investments, an investment firm. Mr. Flynn earned a S.B. degree in Management Science with a concentration in Finance and a minor in Economic Science from the Massachusetts Institute of Technology (MIT). Mr. Flynn is a Chartered Financial Analyst (CFA) charterholder.

In June 2022, the Company entered into a Cooperation Agreement with Cable Car Capital LLC and its affiliates that includes, among other terms, customary standstill provisions and the right for Cable Car to nominate an additional director nominee at the Company’s 2022 Annual Stockholder Meeting. The Company and Cable Car initiated a process and subsequently identified a mutually acceptable second independent director, Mr. Flynn, to join the Company’s Board of Directors. Mr. Flynn was elected as Director at the 2022 annual meeting of stockholders.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically and other targeted therapies for cardiovascular diseases through a precision medicine approach to drug development. At present, ARCA is evaluating options for development of its assets, including partnering and other strategic options. For more information, please visit www.arcabio.com.

Investor & Media Contact:

Jeff Dekker

720.940.2122

ir@arcabio.com

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